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For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX ANNOUNCES RECORD THIRD QUARTER RESULTS

WESTPORT, CT, October 25, 2006 -- Terex Corporation (NYSE: TEX) today announced net income for the third quarter of 2006 of $101.0 million, or $0.98 per share, compared to net income of $51.9 million, or $0.51 per share, for the third quarter of 2005. Net income for the third quarter of 2006 included a $16.6 million pre-tax charge related to the early extinguishment of the Company’s 10-3/8% senior subordinated notes and senior debt facilities, which negatively impacted earnings per share by $0.11, and a loss on the disposition of the Tatra business, net of tax, of $7.7 million, which negatively impacted earnings per share by $0.07. All per share amounts reflect the July 2006 two-for-one split of the Company’s common stock and are on a fully diluted basis.

Net sales for Terex reached $1,903.7 million in the third quarter of 2006, an increase of 27.4% from $1,494.8 million in the third quarter of 2005. Debt, less cash and cash equivalents, decreased by $206.9 million from December 31, 2005 levels, reflecting strong earnings from operations and the sale of the Company’s interest in Tatra, partially offset by increases in working capital, a call premium on the early extinguishment of debt, and period capital expenditures.

“We continue to be pleased with our results, and we remain optimistic about our performance going forward,” commented Ronald M. DeFeo, Terex’s Chairman and Chief Executive Officer. “The third quarter marks another modest step forward in our journey to become an industry leading company. We reported operating margins that were 3.1% points greater than in the third quarter of 2005 and for the second consecutive quarter had an operating margin of at least 10.0%. But we also appreciate that these results highlight that there is much more potential in our business. Terex will continue to make progress on our stated objective of improving our operations in a variety of areas, including supply chain management, distribution and lean process implementation.”

“In early 2004, we established stretch goals designed to transform Terex from an acquisition-driven holding vehicle into a true operating company that could grow dramatically without acquisitions while at the same time improving its margins and working capital ratios. By the end of 2006, we expect that we will have substantially achieved these goals, although opportunities for improvement remain. We surpassed our $6 billion annual revenue goal for 2006 already last year, and we will significantly surpass that revenue goal for this year. Even if we do not achieve our 10% operating margin goal in 2006, we still expect to exceed the earnings per share figure for 2006 that results from the objectives we set out in 2004. We also expect to continue to achieve 10% or greater operating margin in 2007. While our goal of attaining a working capital ratio of 15% of revenue appears challenging, we are working diligently to achieve this target,” added Mr. DeFeo. “This has not been easy work, but looking at our Company today we can see the opportunity for substantial margin, growth and productivity improvements ahead of us. The financial upside that still exists is sizable, and we will utilize our Terex Business System approach to continue to build our franchise.”

“For the third quarter, we experienced a significant improvement in our gross margin over the prior year, driven by a combination of improved manufacturing leverage and pricing initiatives in excess of cost pressures. Consistent with the second quarter of 2006, improvement in gross profit translated into a strong increase in overall operating profitability. As a result, this quarter’s performance translated into a Return on Invested Capital (“ROIC”) of over 33% for the twelve months ended September 30, 2006.”

“Our Terex Aerial Work Platforms segment continued to have superb results, and we saw improvements in many of our other businesses. For example, the Terex Materials Processing & Mining and Terex Cranes segments continued to show rapidly improving results, reflecting the strength of global infrastructure demand, further aided by improved operating processes. However, our Construction segment continues to lag behind our targets. We are addressing the Construction segment’s issues in a manner that will take several years to fully implement, although we do expect meaningful short term improvements from this group, as new products should contribute to profitability and growth. Longer term, we will be building a more cohesive and expansive distribution network while we source production in more efficient and cost effective markets, which is particularly important for our construction product range. These are all changes required as Terex matures as an operating company with a stronger franchise.” Mr. DeFeo continued, “We have a mix of businesses that are less dependent on residential construction in the United States, where we anticipate at least several more quarters of decline. Many of our businesses depend on non-residential construction and are active within developing markets and the strengthening European countries. We feel that our product mix will help us deliver solid performance for several more years.”

Mr. DeFeo continued, “We are revising our outlook for the full year 2006 from our previous guidance provided in July. We expect our net sales to be within the range of $7.45 to $7.6 billion, even after giving effect to the Tatra transaction. Additionally, we expect our earnings per share for the year to be in the range of $3.65 to $3.75. It is important to highlight that the earnings guidance includes a $23.3 million charge related to the early extinguishment of debt, which negatively impacts our earnings per share by $0.15 during the year, as well as a loss on the disposition of the Tatra business, net of tax, of $7.7 million, which negatively impacts our earnings per share by $0.07.”

In this press release, Terex refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Non-GAAP financial measures are shown in italics the first time referenced and are described in a glossary at the end of this press release.

A financial summary is shown below:

	Three months ended September 30,
	2006	2005
	(in millions, except per share amounts)
Net sales	$1,903.7	$1,494.8
Gross profit	$367.4	$240.0
SG&A	176.3	137.4
Income from operations	191.1	102.6
Interest and other	15.7	20.2
Loss on early extinguishment of debt	16.6	---
Income before income taxes from continuing operations	158.8	82.4
Income taxes	53.2	30.8
Income from continuing operations	105.6	51.6
Income from discontinued operations-net of tax	3.1	0.3
Loss on disposition of discontinued operations-net of tax	(7.7)	-
Net income	$101.0	$51.9
Earnings per share	$0.98	$0.51
EBITDA	$207.9	$120.6
Backlog	$2,345.4	$1,241.1
Average Fully Diluted Shares Outstanding	103.2	102.2

	Nine months ended September 30,
	2006	2005
	(in millions, except per share amounts)
Net sales	$5,618.1	$4,588.2
Gross profit	$1,067.6	$707.2
SG&A	527.5	405.9
Income from operations	540.1	301.3
Interest and other	59.1	62.7
Loss on early extinguishment of debt	23.3	---
Income before income taxes from continuing operations	457.7	238.6
Income taxes	162.1	88.3
Income from continuing operations	295.6	150.3
Income from discontinued operations-net of tax	11.1	3.4
Loss on disposition of discontinued operations-net of tax	(7.7)	-
Net income	$299.0	$153.7
Earnings per share	$2.91	$1.51
EBITDA	$592.0	$355.6
Backlog	$2,345.4	$1,241.1
Average Fully Diluted Shares Outstanding	102.8	102.0

Segment Performance

As previously announced, commencing with the first quarter of 2006, Terex has realigned certain operations in an effort to strengthen its ability to service customers and to recognize certain organizational efficiencies. The mobile crushing and screening group, formerly part of the Terex Construction segment, is now consolidated with the Terex Materials Processing & Mining segment. The European telehandler business, formerly part of the Terex Construction segment, is now part of the Terex Aerial Work Platforms segment. The comparative segment performance data below reflects this current organization, and prior period amounts have been reclassified to conform with this presentation.

All segment performance data for both 2006 and 2005 is presented in accordance with U.S. GAAP, other than backlog, which is a non-GAAP measure that is further described in the Glossary included at the end of this release. These results exclude the performance of the recently sold Tatra heavy duty on and off road truck business, which is now included in the financial statements as a discontinued operation.

Terex Aerial Work Platforms

	Third quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$538.2		$383.4		$1,576.3		$1,083.9
Gross profit	$136.5	25.4%	$78.8	20.6%	$401.4	25.5%	$207.3	19.1%
SG&A	37.4	6.9%	27.5	7.2%	112.3	7.1%	74.9	6.9%
Income from operations	$99.1	18.4%	$51.3	13.4%	$289.1	18.3%	$132.4	12.2%
Backlog	$396.0		$218.0		$396.0		$218.0

Net sales for the Terex Aerial Work Platforms segment for the third quarter of 2006 increased $154.8 million, or 40%, to $538.2 million from $383.4 million in the third quarter of 2005. The increase in net sales was driven by continued strong order activity from the rental channel, including demand for the Company’s telehandler product line, and increasing demand from international markets. Gross margin for the quarter was 25.4%, compared to 20.6% for the quarter ended September 30, 2005, and was favorably impacted by pricing actions and volume increases, partially offset by continued cost pressures. Income from operations increased to $99.1 million, or 18.4% of sales, in the third quarter of 2006, from $51.3 million, or 13.4% of sales, in the third quarter of 2005.

“Our third quarter results continue to reflect the strong end markets we compete in and the hard work our team members are doing to improve our overall operation,” said Bob Wilkerson, Terex Executive Vice President. “Our net sales were up over 40% compared to the third quarter of 2005, and the strength we are seeing in our various end-markets indicates that we can expect continued good performance as we enter into the 2007 order season. Our international business is continuing to become a more significant component of our sales and profitability, with over one-third of our revenue coming from these markets. Our telehandler product line posted another quarter of growth and profitability, with revenue up modestly versus third quarter 2005 results. The growth rate for telehandlers decreased from what we experienced in the second quarter of this year due to the normal seasonal slowdown.”

Tim Ford, newly named President-Terex Aerial Work Platforms, continued, “It is important to remember that most of our business is tied to non-residential construction, and this reinforces our confidence about prospects for the upcoming few years. Since joining the Company, I am impressed with Terex’s commitment to continuous improvement, and despite our successes today, we will work to improve our manufacturing processes to better ensure our ability to meet accelerating customer demand. We feel well positioned to exceed our 2006 performance in 2007.”

Terex Construction

	Third quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$387.7		$358.2		$1,150.1		$1,140.3
Gross profit	$43.1	11.1%	$43.5	12.1%	$139.1	12.1%	$143.3	12.6%
SG&A	38.0	9.8%	34.1	9.5%	114.4	9.9%	98.0	8.6%
Income from operations	$5.1	1.3%	$9.4	2.6%	$24.7	2.1%	$45.3	4.0%
Backlog	$335.5		$208.1		$335.5		$208.1

Net sales in the Terex Construction segment for the third quarter of 2006 increased $29.5 million, or 8%, to $387.7 million from $358.2 million in the third quarter of 2005. The increase was driven by strength in the compact construction equipment and heavy truck lines, as global non-residential construction trends remained favorable, particularly in Europe, offset somewhat by continued weak performance in the scrap handler product line. Gross margin for the third quarter of 2006 of 11.1% was below the prior year’s third quarter gross margin of 12.1%, primarily due to production variances and inventory charges associated with the excavator line, where the introduction of new generation products continues to lag behind schedule, as well as the impact of lower scrap handler revenues in the period. SG&A expenses for the third quarter of 2006 were $38.0 million, or 9.8% of net sales, compared to $34.1 million, or 9.5% of net sales, in the third quarter of 2005, with the increase related primarily to increased bad debt expense and increased costs associated with development in China. Income from operations for the quarter was $5.1 million, or 1.3% of sales, compared to $9.4 million, or 2.6% of sales, for the third quarter of 2005.

“Results for the third quarter are a mix of favorable trends within certain product categories and geographies combined with continuing challenges that are preventing us from realizing the full potential of this business,” commented Fergus Baillie, Acting President – Terex Construction. “Continuing challenges during the quarter included disappointing scrap handler product results, as softening demand and competitive pressures in this area are negatively impacting our margins. We are addressing these issues through an improved value proposition for our customers and new product offerings, which have received positive initial interest from the marketplace. Our excavator business also continues to deliver disappointing results. However, during 2006, we have introduced an extensive product line upgrade for a number of our core products. Supplier constraints for a few key product lines, particularly the excavators, combined with internal production challenges, have limited the effectiveness of select product launches on this quarter’s results. An area of strength during the quarter was our German based compact construction equipment operation. Strength in the European market, combined with the impact of previous efforts to reduce costs and improve pricing, resulted in a strong operating profit for the quarter for this product line which was well above comparable 2005 results.”

Mr. DeFeo added, “We are learning what it takes to compete and win in this segment despite short term setbacks. The new excavator product is getting good acceptance, but the introduction costs have been higher than we wanted or expected. The markets have remained relatively positive except for the North American compact equipment market, where we have introduced aggressive promotion programs designed to build some market share. Our German built compact line had a solid quarter with double digit margins and solid growth. We are making investments in China that are going to cost us in the short term but which will help us in the longer term. We are pulling a plan together and starting to test implementation of a more consolidated distribution strategy. Terex has the potential to make this segment an important contributor and we expect to make this happen.”

Terex Cranes

	Third quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of Sales
Net sales	$429.0		$289.0		$1,238.3		$924.0
Gross profit	$71.9	16.8%	$36.7	12.7%	$197.8	16.0%	$113.2	12.3%
SG&A	33.0	7.7%	24.2	8.4%	96.0	7.8%	79.1	8.6%
Income from operations	$38.9	9.1%	$12.5	4.3%	$101.8	8.2%	$34.1	3.7%
Backlog	$1,017.6		$385.4		$1,017.6		$385.4

Net sales in the Terex Cranes segment for the third quarter of 2006 increased $140.0 million, or 48%, to $429.0 million from $289.0 million in the third quarter of 2005, reflecting improvement in all crane product categories. Excluding the acquisition of a 50% interest in a Chinese crane manufacturer in April 2006, net sales grew 41% in the third quarter of 2006 versus the same quarter in 2005. Gross margin for the quarter was 16.8%, compared to 12.7% for the quarter ended September 30, 2005, and was favorably impacted by pricing actions and volume leverage on manufacturing costs, although partially offset by continued cost pressures. SG&A expenses increased in the third quarter of 2006, mainly due to higher sales levels, to $33.0 million, or 7.7% of sales, which is lower as a percentage of sales when compared to the third quarter of 2005 rate of 8.4% on $24.2 million of SG&A expenses. Income from operations increased $26.4 million to $38.9 million, or 9.1% of sales, for the third quarter of 2006, from $12.5 million, or 4.3% of net sales, for the third quarter of 2005.

"The Terex Cranes segment had another excellent quarter, considering this seasonally slow period with reduced production levels at our European operations. Revenue growth of over 48% versus the prior year's results shows that we are continuing to ramp up production, but that challenges still remain," commented Steve Filipov, President - Terex Cranes. "More importantly, operating profit more than tripled over the prior year's results. The performance improvements continued to come from all businesses, with all product lines contributing significantly. Our operating results were impacted by a retrofit program on two models of our all-terrain crane product line. We continue to implement our Customer First principles and are standing behind our product and addressing these issues in the field and have an action plan in place. Our Chinese operation, Sichuan Changjiang Engineering Crane Co, Ltd., also contributed favorably to this quarter's result and we are very excited about this newly acquired business, which has established us as a major player in the world's largest crane market. We are on track in integrating our Terex Business System approach and have started to utilize local supply chain and distribution synergies to continue to diversify our global franchise."

Mr. Filipov continued, "Our backlog continues to climb, which is a positive sign of the demand for our crane products. However, customers need our products now, so we continue to concentrate on improvements in our manufacturing and component supply in order to improve our production rates. Our overall goal remains a simple one: We will continue to concentrate on putting the customer first and delivering top quality products around the globe in a timely manner."

Terex Materials Processing & Mining

	Third quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$404.1		$337.5		$1,191.1		$1,011.5
Gross profit	$87.1	21.6%	$61.6	18.3%	$249.2	20.9%	$175.6	17.4%
SG&A	38.5	9.5%	28.6	8.5%	110.5	9.3%	87.8	8.7%
Income from operations	$48.6	12.0%	$33.0	9.8%	$138.7	11.6%	$87.8	8.7%
Backlog	$372.2		$296.2		$372.2		$296.2

Net sales for the Terex Materials Processing & Mining segment for the third quarter of 2006 increased $66.6 million, or 20%, to $404.1 million from $337.5 million in the third quarter of 2005. The increase in net sales was attributable to the overall strong demand for mining products, primarily the mining hydraulic excavators manufactured in Dortmund, Germany, and the continued growth of the mobile crushing and screening product lines. This increased net sales volume had a positive impact, as income from operations increased to $48.6 million, or 12.0% of sales, in the third quarter of 2006, from $33.0 million, or 9.8% of sales, in the third quarter of 2005.

“The third quarter was another period of impressive performance for the Terex Materials Processing & Mining segment. This success was achieved across all of our various product categories,” stated Rick Nichols, President - Terex Materials Processing & Mining. “We continue to experience solid demand for all of our mining products and related spare parts. It is a favorable combination of original equipment and aftermarket sales growth that will help to drive both increased current performance and more consistent business results in the longer term. We foresee the strength continuing and we are confident we can deliver favorable results in the years to come.”

Mr. Nichols continued, “We also recorded outstanding results in our materials processing businesses, driven by continued demand for mobile commercial grade crushing and screening equipment. This is a direct result of the sustained high level of activity by our quarry customers. We are continuing to see the positive impact of increased infrastructure spending, as demand for these products is primarily driven by non-residential and municipal spending activity. We believe that the rising demand for energy and growth in emerging markets are the keys to driving the need for mining and infrastructure related products. Our view of the long term prospects for the emerging markets, including China and India, is bullish, and so we remain very optimistic on the outlook for our business, and our industry, for the next several years.”

Terex Roadbuilding, Utility Products and Other

	Third quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$178.2		$153.6		$552.3		$506.9
Gross profit	$24.8	13.9%	$18.4	12.0%	$79.0	14.3%	$64.8	12.8%
SG&A	19.5	10.9%	17.2	11.2%	54.7	9.9%	52.9	10.4%
Income from operations	$5.3	3.0%	$1.2	0.8%	$24.3	4.4%	$11.9	2.3%
Backlog	$224.1		$152.8		$224.1		$152.8

Net sales for the Terex Roadbuilding, Utility Products and Other segment for the third quarter of 2006 increased 16% from the prior year’s results to $178.2 million. The results exclude the performance of the recently sold Tatra heavy duty on and off road truck business, which is now included in the financial statements as a discontinued operation. Gross margin for the quarter was 13.9%, an increase when compared to the prior year results of 12.0%, and was favorably impacted by pricing actions and volume leverage on manufacturing costs, while partially offset by costs associated with refurbishment of equipment held as rental assets in preparation for sale in the fourth quarter. SG&A expense for the third quarter of 2006 was $19.5 million, or 10.9% of net sales, compared to $17.2 million, or 11.2% of net sales, in the third quarter of 2005, reflecting the current consolidation of an existing distribution joint venture, increased selling expenses related to the Brazilian Roadbuilding operation resulting from strong year over year net sales improvement, as well as increased spending in support of Terex Business System and lean manufacturing initiatives. Income from operations increased to $5.3 million, or 3.0% of net sales, from $1.2 million, or 0.8% of net sales, in the third quarter of 2005.

“General market conditions continue to be good and improving, with the lone exception being the concrete mixer truck business,” commented Chris Ragot, President – Terex Roadbuilding and Utility Products. “Orders received in the third quarter are up over 30% when compared to the third quarter of 2005 for Roadbuilding and Utility products, excluding concrete mixers. The backlog, particularly for the Utility business, remains strong, with customers placing orders prior to the new Tier III emissions standards that go into effect in January 2007. Overall, the utility industry has improved and is investing in capital equipment, so we remain confident that the improving trend of our utility business will continue in 2007. However, the decline in North American residential construction spending is slowing demand for our concrete mixer trucks.”

“Profitability has improved substantially when compared to the same period last year,” continued Mr. Ragot. “This reflects the favorable impact of pricing actions taken during 2006 combined with the continued focus on operational improvements, offset somewhat by component cost increases. We expect that increases in revenues in the Utility and Roadbuilding businesses, which we view as end-markets that are in the earlier phases of end-market recovery, will more than offset the slowdown in the concrete mixer sales volume going forward.”

Mr. DeFeo added, “In the third quarter, Terex completed the divestiture of the Tatra business. As we mentioned previously, while Tatra builds terrific products, we viewed the Tatra commercial and military truck business as a non-core operation and commenced a process to realize maximum value for our investment in Tatra.”

Terex Corporate / Eliminations

	Third quarter				Year-to-Date
	(dollars in millions)
	2006		2005		2006		2005
		% of sales		% of sales		% of sales		% of sales
Net sales	$(33.5)		$(26.9)		$(90.0)		$(78.4)
Loss from operations	$(5.9)	17.6%	$(4.8)	17.8%	$(38.5)	42.8%	$(10.2)	13.0%

The Company’s consolidated results throughout 2006 continue to show a more significant amount of general and administrative costs not reflected in the total segment detail. The unallocated expense is primarily attributable to certain equity and long term compensation programs, as well as certain unallocated expenses related to Terex’s global enterprise system implementation. A significant portion of the unallocated SG&A expense incurred during 2006, particularly the compensation related expense, is not expected to recur during 2007.

Capital Structure and Taxes

“Debt at the end of the third quarter of 2006 was $792 million, down from $1,056 million at the end of the second quarter of 2006. Cash and cash equivalents also decreased at the end of the third quarter by $98 million from the second quarter balance and now stand at $428 million, reflecting the operating cash flow in the quarter offset partially by capital expenditures and the debt payoff and capital structuring activities completed in the quarter,” commented Phil Widman, Senior Vice President and Chief Financial Officer. “Our cash performance was good in the quarter, but short of our expectations, mainly due to increased working capital as demand continued at higher levels than expected. In August 2006, we redeemed the final $200 million principal amount of our 10-3/8% senior subordinated notes, and we are now operating under the new, larger senior credit facility that we put in place in July 2006.”

Mr. Widman continued, “Debt less cash and cash equivalents was $207 million lower when compared with December 31, 2005 balances, and $400 million lower versus the same period last year, reflecting the strong cash flow of the past twelve months, even given increased working capital needs to support our rapid increase in revenue. We remain optimistic about our cash generation prospects for the full year. Working capital as a percent of trailing three month annualized sales was approximately 19.2% at the end of the third quarter of 2006, a slight decrease when compared to approximately 20.4% at the end of the third quarter in 2005. This quarter’s performance has led the Company to a ratio of debt less cash and cash equivalents to total capitalization of approximately 19% at the end of the third quarter of 2006, meaningful progress when compared to the approximate 40% result achieved at September 30, 2005. Our improved capital structure and operating performance has led the leading debt rating agencies to significantly upgrade our Company’s credit ratings.”

Commenting on the effective tax rate, Mr. Widman stated, “The effective tax rate for continuing operations for the third quarter of 2006 was 33.5%, compared to 37.4% in the prior year’s third quarter.”

Safe Harbor Statement

The press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; Terex’s business is sensitive to fluctuations in interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex’s ability to timely manufacture and deliver products to customers; possible work stoppages and other labor matters; Terex’s debt outstanding and the need to comply with restrictive covenants contained in Terex’s debt agreements; Terex’s ability to file its periodic reports with the SEC on a timely basis; the previously announced SEC investigation of Terex; Terex’s ability to maintain adequate disclosure controls and procedures and adequate internal controls over financial reporting; Terex’s implementation of a global enterprise system and its performance; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of Terex’s business; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2005 revenue of approximately $6.4 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

500 Post Road East, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net sales	$1,903.7	$1,494.8	$5,618.1	$4,588.2
Cost of goods sold	1,536.3	1,254.8	4,550.5	3,881.0

Gross profit	367.4	240.0	1,067.6	707.2
Selling, general and administrative expenses	176.3	137.4	527.5	405.9

Income from operations	191.1	102.6	540.1	301.3
Other income (expense)
Interest income	5.0	1.6	12.2	5.8
Interest expense	(21.3)	(23.7)	(71.9)	(70.3)
Loss on early extinguishment of debt	(16.6)	-	(23.3)	-
Other income – net	0.6	1.9	0.6	1.8
Income from continuing operations before income taxes	158.8	82.4	457.7	238.6

Provision for income taxes	(53.2)	(30.8)	(162.1)	(88.3)
Income from continuing operations	105.6	51.6	295.6	150.3
Income from discontinued operations – net of tax	3.1	0.3	11.1	3.4
Loss on disposition of discontinued operations – net of tax	(7.7)	-	(7.7)	-
Net income	$101.0	$51.9	$299.0	$153.7
PER COMMON SHARE:
Basic
Income from continuing operations	$1.05	$0.52	$2.95	$1.52
Income from discontinued operations	0.03	-	0.11	0.03
Loss on disposition of discontinued operations	(0.08)	-	(0.08)	-
Net income	$1.00	$0.52	$2.98	$1.55
Diluted
Income from continuing operations	$1.02	$0.51	$2.88	$1.48
Income from discontinued operations	0.03	-	0.11	0.03
Loss on disposition of discontinued operations	(0.07)	-	(0.08)	-
Net income	$0.98	$0.51	$2.91	$1.51

Weighted average number of shares outstanding in per share calculation
Basic	101.0	99.6	100.4	99.2
Diluted	103.2	102.2	102.8	102.0

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(in millions, except par value)

(unaudited)

	September 30, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$428.3	$553.6
Trade receivables (net of allowance of $61.1 at September 30, 2006 and $48.7 at December 31, 2005)	950.0	735.0
Inventories	1,550.0	1,318.2
Deferred taxes	164.2	172.8
Other current assets	149.5	123.9
Total current assets	3,242.0	2,903.5
LONG-TERM ASSETS
Property, plant and equipment – net	318.3	329.9
Goodwill	611.3	555.7
Deferred taxes	167.5	159.8
Other assets	253.9	251.4
TOTAL ASSETS	$4,593.0	$4,200.3

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$41.9	$48.1
Trade accounts payable	1,039.8	913.4
Accrued compensation and benefits	154.1	133.3
Accrued warranties and product liability	102.0	82.8
Other current liabilities	482.2	347.0
Total current liabilities	1,820.0	1,524.6
NON-CURRENT LIABILITIES
Long-term debt, less current portion	749.8	1,075.8
Other	431.5	438.9
TOTAL LIABILITIES	3,001.3	3,039.3
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, $.01 par value – authorized 150.0 shares; issued 104.0 and 51.3 shares at September 30, 2006 and December 31, 2005, respectively	1.0	0.5
Additional paid-in capital	906.7	861.9
Retained earnings	606.4	307.4
Accumulated other comprehensive income	113.3	26.2
Less cost of shares of common stock in treasury – 3.6 shares at September 30, 2006 and 2.0 shares at December 31, 2005	(35.7)	(35.0)
Total stockholders’ equity	1,591.7	1,161.0

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,593.0	$4,200.3

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2006	2005
Operating Activities
Net income	$299.0	$153.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	45.3	46.8
Amortization	9.1	10.0
Loss on early extinguishment of debt	7.2	-
Gain on sale of fixed assets	(1.5)	(2.0)
Loss on disposition of discontinued operations	6.5	-
Stock-based compensation	33.0	4.9
Excess tax benefit from stock-based compensation	(13.7)	-
Changes in operating assets and liabilities (net of effects of acquisitions):
Trade receivables	(221.7)	(158.8)
Inventories	(205.4)	(149.1)
Trade accounts payable	94.7	62.4
Accrued compensation and benefits	19.6	16.7
Income taxes payable	46.3	32.7
Other, net	98.4	52.7
Net cash provided by operating activities	216.8	70.0
Investing Activities
Acquisition of businesses, net of cash acquired	(33.2)	(5.1)
Capital expenditures	(53.4)	(36.0)
Investments in and advances to affiliates	(7.1)	(4.5)
Proceeds from disposition of discontinued operations	55.2	-
Proceeds from sale of assets	-	1.6
Net cash used in investing activities	(38.5)	(44.0)
Financing Activities
Principal repayments of long-term debt	(300.0)	-
Excess tax benefit from stock-based compensation	13.7	-
Proceeds from stock options exercised	8.1	3.4
Net repayments under credit facilities	(45.4)	(15.3)
Other, net	(2.6)	(17.4)
Net cash used in financing activities	(326.2)	(29.3)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	22.6	(28.0)
Net Decrease in Cash and Cash Equivalents	(125.3)	(31.3)
Cash and Cash Equivalents at Beginning of Period	553.6	418.8
Cash and Cash Equivalents at End of Period	$428.3	$387.5

GLOSSARY

In this press release, in an effort to provide investors with additional information regarding the Company’s results, Terex refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses these non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended September 30, 2006, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of Terex’s business is not necessarily indicative of revenues to be recognized in a specified future period.

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$749.8
Notes payable and current portion of long-term debt	41.9
Debt	$791.7

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from Income from operations back into Income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Condensed Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Income from operations	$191.1	$102.6	$540.1	$301.3
Depreciation	14.9	15.5	45.3	46.8
Amortization	2.7	3.4	9.1	10.0
Bank fee amortization not included in Income from operations	(0.8)	(0.9)	(2.5)	(2.5)
EBITDA	$207.9	$120.6	$592.0	$355.6

ROIC, or Return on Invested Capital, is calculated by Terex by dividing the last four quarters’ Income from operations (adjusted for certain non-recurring items) by the average of the sum of Total stockholders’ equity plus Debt (as defined above) less Cash and cash equivalents for the last five quarter ended Condensed Consolidated Balance Sheets. ROIC measures how effectively the Company uses money invested in its operations. For example, Return on Invested Capital highlights the level of value creation when compared to the Company’s cost of capital. Terex management and the Board of Directors of Terex use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs.

	Sep-06	Jun-06	Mar-06	Dec-05	Sep-05
Income from operations, as reported	$191.1	$213.2	$144.8	$65.1
less: Non-recurring items	-	-	-	19.6(1)
Income from operations, less non-recurring items	$191.1	$213.2	$144.8	$84.7

Debt (as defined above)	$791.7	$1,055.8	$1,122.3	$1,123.9	$1,150.5
less: Cash and cash equivalents	(428.3)	(525.7)	(506.9)	(553.6)	(387.5)
Debt less Cash and cash equivalents	$363.4	$530.1	$615.4	$570.3	$763.0

Total stockholders' equity	$1,591.7	$1,490.5	$1,274.1	$1,161.0	$1,150.1

Debt less Cash and cash equivalents plus Total stockholders' equity	$1,955.1	$2,020.6	$1,889.5	$1,731.3	$1,913.1

ROIC (last four quarters)	33.3%
Income from operations, less non-recurring items	$633.8
Average Debt less Cash and cash equivalents plus Total stockholders' equity	$1,901.9

(1) Non-recurring items for the quarter ended December 31, 2005 include (pre-tax): A loss on the write-down of notes receivable associated with discontinued operations previously sold ($7.7 million), charges for investigation costs associated with the Company’s internal review ($6.5 million), an asset impairment charge in the American Truck Company joint venture ($3.3 million), and costs associated with restructuring activities at various Company locations, but most notably Terex Utilities ($2.1 million).

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health. Total capitalization is defined as the sum of:

•	Total stockholders’ equity;
•	Debt (as defined above);
•	Less: Cash and cash equivalents.

Total stockholders' equity	$1,591.7
Debt (as defined above)	791.7
less: Cash and cash equivalents	(428.3)
Total Capitalization	$1,955.1

Working Capital is calculated using the Condensed Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

Trade receivables, net of allowance	$950.0
Inventories	1,550.0
less: Trade accounts payable	(1,039.8)
Total Working Capital	$1,460.2

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